Exhibit 99.1

Halozyme Contact	Media Contact
David A. Ramsay	Karen Sparks / Joleen Schultz
Chief Financial Officer	Mentus
(858) 704-8260	(858) 455-5500, x275/x215
dramsay@halozyme.com	karen@mentus.com
jschultz@mentus.com
HALOZYME THERAPEUTICS REPORTS FOURTH QUARTER
AND YEAR END 2007 FINANCIAL RESULTS
— Pipeline Update Conference Call and Webcast on March 14 at 8:00 a.m. PST —
SAN DIEGO, March 13, 2008 — Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix, today reported financial results for the three months and year ended December 31, 2007.
“Our achievements in 2007 have advanced our partnered programs, while building a strong foundation for our proprietary programs. We are pursuing a number of exciting opportunities to build shareholder value and will be presenting clinical and pre-clinical data on a number of these programs throughout 2008,” said Jonathan Lim, MD, Halozyme’s President and CEO. “By continuing to leverage the franchises of our partners and expanding upon our broad and deep scientific expertise in the extracellular matrix, we plan to develop therapeutic and aesthetic drugs in oncology, dermatology, and metabolism.”
Upcoming Scientific Data Presentations
•	American Academy of Allergy Asthma & Immunology (AAAAI) 2008 Annual Meeting — March 14-18th — presentation of GAMMAGARD / Enhanze Technology Phase I/IIa data

•	American Association of Cancer Research (AACR) Annual Meeting 2008 — April 12-16th — presentation of subcutaneous bisphosphonates / rHuPH20 pre-clinical data

•	American Association of Cancer Research (AACR) Annual Meeting 2008 — April 12-16th — presentation of systemic PEG rHuPH20 in solid tumor models pre-clinical data
Fourth Quarter 2007 Highlights
•	The Original Article publication of the INFUSE-LR clinical trial results in the Journal of Palliative Medicine, the official journal of the American Academy of Palliative Medicine

(Thomas JR et al. J Pall Med. December 2007; 19(6):1312-1320). The authors of this publication concluded from this volunteer subject study that clinically relevant fluid volumes can be rapidly delivered subcutaneously with HYLENEX in a well-tolerated manner without the need for an infusion pump. The findings suggest that this method of hydration could potentially replace intravenous infusions in many clinical settings and that further studies with HYLENEX, in patients, are warranted.

•	The addition to the NASDAQ Biotechnology Index® (Nasdaq: NBI) on November 19, 2007. Launched in 1993, the NASDAQ Biotechnology Index is ranked on a semi-annual basis in May and November and serves as the basis for the iShares NASDAQ Biotechnology Fund (Amex: IBB). Securities included in the NASDAQ Biotechnology Index must be listed on the NASDAQ National Market and be classified according to the FTSE™ Global Classification System as either biotechnology or pharmaceutical. Additionally, securities in the index must meet minimum requirements for market value, average daily share volume and seasoning as a public company, among other criteria. For more information about the NASDAQ Biotechnology Index, including eligibility criteria, visit www.nasdaq.com.
Fourth Quarter and Year End 2007 Financial Results
•	Net loss for the fourth quarter of 2007 was $8.7 million, or $0.11 per share, compared with a net loss for the fourth quarter of 2006 of $4.4 million, or $0.07 per share. Net loss for the twelve months ended December 31, 2007 was $23.9 million, or $0.32 per share, compared with a net loss of $14.8 million, or $0.24 per share, for the comparable period last year.

•	Revenues for the fourth quarter of 2007 were $1.3 million, compared with $426,000 for the fourth quarter of 2006. Cumulase product sales for the fourth quarter of 2007 were $70,000, compared with $105,000 for the fourth quarter of 2006. Revenues under collaborative agreements for the fourth quarter of 2007 were $1.2 million, compared with $311,000 for the fourth quarter of 2006. Revenues under collaborative agreements in 2007 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $588,000 and research and development reimbursements from Baxter and Roche of $652,000.

•	Research and development expenses for the fourth quarter of 2007 were $7.3 million, compared with $2.7 million for the fourth quarter of 2006, reflecting increased compensation expenses including share-based compensation expenses, research and development spending on our various pre-clinical and clinical programs, and manufacturing costs associated with the manufacturing scale-up of the Company’s rHuPH20 enzyme.

•	Selling, general and administrative expenses for the fourth quarter of 2007 were $3.9 million, compared with $2.4 million for the fourth quarter of 2006, reflecting increases in compensation expenses including share-based compensation expenses, as well as legal, facilities, and marketing expenses as compared with the prior-year quarter.

•	Cash and cash equivalents were $97.7 million as of December 31, 2007, compared with $44.2 million as of December 31, 2006 and $105.1 million as of September 30, 2007.
Financial Outlook for 2008
The Company anticipates 2008 cash expenses of approximately $40 million to $50 million, depending on the progress of various pre-clinical and clinical programs and the timing of its manufacturing scale up.
Conference Call
Halozyme management will host a pipeline update conference call tomorrow to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation number 21378327. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About HYLENEX
HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert at www.hylenex.com for full Prescribing Information.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the drug delivery, oncology and dermatology markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its key partnerships are with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for up to 13 targets and with Baxter to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID 10%. In addition, the company has received FDA approval for two products: Cumulase®, for use in in-vitro fertilization, and HYLENEX, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. HYLENEX is partnered with Baxter International Inc. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s ability to execute on its strategy and (ii) clinical trial results and the conclusions drawn from such trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

HALOZYME THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES:
Product sales	$98,170	$115,206	$639,590	$670,625
Revenue under collaborative agreements	1,239,739	311,121	3,159,931	311,121

Total Revenues	1,337,909	426,327	3,799,521	981,746

OPERATING EXPENSES:
Cost of sales	29,229	41,399	240,429	436,990
Research and development	7,288,460	2,678,749	20,554,105	9,214,759
Selling, general and administrative	3,946,050	2,374,984	11,155,194	6,912,853

Total Operating Expenses	11,263,739	5,095,132	31,949,728	16,564,602

LOSS FROM OPERATIONS	(9,925,830)	(4,668,805)	(28,150,207)	(15,582,856)

Interest income	1,217,439	290,842	4,254,024	830,870

NET LOSS	$(8,708,391)	$(4,377,963)	$(23,896,183)	$(14,751,986)

Basic and diluted net loss per share	$(0.11)	$(0.07)	$(0.32)	$(0.24)

Shares used in computing net loss per share,basic and diluted	77,459,803	65,402,770	74,317,930	62,610,265

HALOZYME THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS:
Cash and cash equivalents	$97,679,085	$44,189,403
Accounts receivable	779,825	363,565
Inventory	703,468	442,492
Prepaid expenses and other assets	2,014,680	598,090

Total current assets	101,177,058	45,593,550
Property and equipment, net	2,283,316	497,770

Total Assets	$103,460,374	$46,091,320

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$3,055,637	$2,017,395
Accrued expenses	2,502,259	1,011,153
Deferred revenue	3,306,225	1,221,992

Total current liabilities	8,864,121	4,250,540
Deferred revenue, net of current portion	35,963,266	18,759,545
Deferred rent, net of current portion	865,063	—
Stockholders’ Equity:
Common Stock	77,904	68,737
Additional paid-in-capital	122,685,443	64,111,738
Accumulated deficit	(64,995,423)	(41,099,240)

Total stockholders’ equity	57,767,924	23,081,235

Total Liabilities and Stockholders’ Equity	$103,460,374	$46,091,320

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